Exhibit 99.1

Renesas Electronics Completes Acquisition of Intersil

Combination Creates the World’s Leading Embedded Solution Provider

TOKYO, Japan, February 25, 2017 JST | MILPITAS, Calif., February 24, 2017 PST—Renesas Electronics Corporation (“Renesas”, TSE: 6723), a premier supplier of advanced semiconductor solutions, and Intersil Corporation (“Intersil”, NASDAQ:ISIL), a leading provider of innovative power management and precision analog solutions, today announced the completion of Renesas’ acquisition of Intersil Corporation. The transaction brings together the advanced technology and deep end-market expertise of the two companies, and solidifies Renesas’ position as a leading global supplier delivering advanced embedded systems to customers.

“I am excited to welcome the Intersil employees into the Renesas Group and look forward to building a robust organization that will bring the capabilities of both companies to bear to proactively address changing market dynamics and customer needs,” said Bunsei Kure, Representative Director, President and CEO of Renesas Electronics Corporation. “With the close of this acquisition, Renesas has transformed into an industry powerhouse with one of the most comprehensive set of advanced embedded solutions. We believe that this compelling and complementary combination will enable significant synergies and cross-selling opportunities and contribute to creating superior value for our customers and stakeholders.”

In connection with the closing of the transaction today, Intersil becomes a wholly-owned subsidiary of Renesas. Dr. Necip Sayiner joined Renesas’ executive team, as of February 24, 2017, as Executive Vice President and will continue to lead Intersil as the President, Chief Executive Officer, and Director.

Renesas will focus its efforts on achieving a smooth integration of the two companies and intends to continue technical support and future product development for Intersil’s industry-leading power management and precision analog solutions.

Renesas also plans to continue operations at Intersil’s production facility in Palm Bay, Florida, U.S and Intersil’s home office in Milpitas, California, U.S., as well as the design centers and sales and support organizations serving Intersil customers globally.

As previously announced in September 2016, Renesas anticipates that near- and long-term revenue expansion opportunities combined with the modest anticipated cost efficiencies associated with greater scale will eventually generate synergies of US$170 million

(approximately 17 billion yen at an exchange rate of 100 yen to the dollar). The transaction is expected to immediately increase Renesas’ gross and operating margins and be accretive to Renesas’ non-GAAP earnings per share and free cash flows after closing.

About Renesas Electronics Corporation

Renesas Electronics Corporation (TSE: 6723) delivers trusted embedded design innovation with complete semiconductor solutions that enable billions of connected, intelligent devices to enhance the way people work and live—securely and safely. The number one global supplier of microcontrollers, and a leader in Analog & Power and SoC products, Renesas provides the expertise, quality, and comprehensive solutions for a broad range of Automotive, Industrial, Home Electronics (HE), Office Automation (OA) and Information Communication Technology (ICT) applications to help shape a limitless future. Learn more at renesas.com.

About Intersil

Intersil Corporation (NASDAQ:ISIL) is a leading provider of innovative power management and precision analog solutions. The company’s products form the building blocks of increasingly intelligent, mobile and power hungry electronics enabling advances in power management to improve efficiency and extend battery life. With a deep portfolio of intellectual property and a rich history of design and process innovation, Intersil is the trusted partner to leading companies in some of the world’s largest markets, including the industrial and infrastructure, mobile computing, automotive and aerospace. For more information about Intersil, visit our website at www.intersil.com.

(Remarks) Intersil and the Intersil logo are trademarks or registered trademarks of Intersil Corporation. All other brands, product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

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Media Contacts

Renesas Electronics Corporation

Kyoko Okamoto

+81 3-6773-3001

pr@renesas.com

Intersil Corporation

Shannon Pleasant

+1 512-382-8444

spleasant@intersil.com

Investor Contacts

Renesas Electronics Corporation

Makie Uehara

+81 3-6773-3002

ir@renesas.com

Intersil Corporation

Shannon Pleasant

+1 512-382-8444

spleasant@intersil.com